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EXHIBIT 3.1



                           CERTIFICATE OF AMENDMENT


                    OF THE CERTIFICATE OF INCORPORATION OF


                              WMS INDUSTRIES INC.


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     It is hereby certified that:

     1.  The name of the corporation is WMS Industries Inc.

     2. The certificate of incorporation of the corporation was filed by the Department of State on November 20, 1974.

     3. The amendment to the certificate of incorporation of the corporation effected by this certificate of amendment is to increase the number of authorized shares of common stock, par value $.50 per share, from 60,000,000 to 100,000,000.

     4. To accomplish the foregoing amendment, the first paragraph of Article FOURTH of the certificate of incorporation of the corporation, relating to authorized shares, is hereby amended to read as follows:

     FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 105,000,000, of which 100,000,000 shares shall be Common Stock, having a par value of $.50 per share, and 5,000,000 shares shall be Preferred Stock, having a par value of $.50 per share.

     5. The foregoing amendment of the certificate of incorporation of the corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that this document is the act and deed of the corporation named therein and that the facts stated herein are true.

Dated: February 23, 1998                              /s/ Orrin J. Edidin
                                               --------------------------------
                                                   Orrin J. Edidin, Secretary